JOHN HANCOCK INVESTMENT TRUST
Abolition of
Class R Shares and Class R2 Shares
of Beneficial Interest of
John Hancock Balanced Fund
and
Abolition of
Class R1 Shares
of Beneficial Interest of
John Hancock Sovereign Investors Fund,
each a Series of John Hancock Investment Trust
and
Amendment of Section 5.11
of the Amended and Restated Declaration of Trust
WHEREAS, all outstanding Class R Shares and Class R2 Shares of John Hancock Balanced Fund and all outstanding Class R1 Shares of John Hancock Sovereign Investors Fund (the “Funds”) previously were converted into other classes of shares of such Funds;
WHEREAS, no Class R Shares, Class R2 Shares, and Class R1 Shares of the Funds remain outstanding; and
WHEREAS, there is no intention to issue any additional Class R Shares, Class R2 Shares, and Class R1 Shares of the Funds.
NOW THEREFORE, the undersigned, being a majority of the Trustees of John Hancock Investment Trust, a Massachusetts business trust (the “Trust”), acting pursuant to: (a) Section 5.11(c )(viii) of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the Class R Shares, Class R2 Shares, and Class R1 Shares of the Funds, as applicable, effective as of March 12, 2010, and in connection therewith do hereby extinguish any and all rights and preferences of Class R Shares, Class R2 Shares, and Class R1 Shares of the Funds as set forth in the Declaration of Trust and any other instrument; and (b) Section 8.3(b) of the Declaration of Trust, do hereby amend Section 5.11 thereof, effective as of March 12, 2010, as follows:
1.	Section 5.11(a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Balanced Fund and John Hancock Large Cap Equity Fund, each of which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, Class R1 Shares, Class R3 Shares, Class R4 Shares, and Class R5 Shares; John Hancock Global Opportunities Fund and John Hancock Small Cap Intrinsic Value Fund, each of which consists of Class A Shares, Class B Shares, Class C Shares,

Class I Shares, and Class NAV Shares; and John Hancock Sovereign Investors Fund, which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares (the “Existing Series”).

John Hancock Investment Trust
Abolition of Class R Shares and Class R2 Shares
John Hancock Balanced Fund
     Abolition of Class R1 Shares
John Hancock Sovereign Investors Fund
     IN WITNESS WHEREOF, the undersigned have executed this instrument on the 12th day of March, 2010.

/s/ James R. Boyle James R. Boyle	/s/ Patti McGill Peterson Patti McGill Peterson

/s/ James F. Carlin James F. Carlin	/s/ John A. Moore John A. Moore

/s/ William H. Cunningham William H. Cunningham	/s/ Steven R. Pruchansky Steven R. Pruchansky

/s/ Deborah C. Jackson Deborah C. Jackson	/s/ Gregory A. Russo Gregory A. Russo

/s/ Charles L. Ladner Charles L. Ladner	/s/ John G. Vrysen John G. Vrysen

/s/ Stanley Martin Stanley Martin
The Declaration of Trust dated March 8, 2005, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.